Exhibit (2)(n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (File Nos. 811-22561 & 333-265265) on Form N-2 of Skybridge G II Fund, LLC of our reports dated May 24, 2024, with respect to the consolidated financial statements and financial highlights, and dated July 29, 2024, with respect to the senior securities table, which report appears herein.

We also consent to the reference to our firm under the headings “Financial Highlights” and “Senior Securities Table” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 29, 2024